COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES

                                  EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                    THREE MONTHS ENDED
                                                       SEPTEMBER 30
                                             --------------------------------
                                                 1995               1994
                                             -------------      -------------

Primary Earnings Per Share:
  Average shares outstanding                   15,598,784         15,354,627
  Net effect of dilutive stock
         options-based on the treasury
         stock method using average
         market price                              14,095             48,719
                                             -------------      -------------
                                               15,612,879         15,403,346
                                             =============      =============

  Income from continuing operations          $  2,038,998       $  1,424,287
  Income from discontinued operations                                218,607
                                             -------------      -------------
  Net Income                                 $  2,038,998       $  1,642,894
                                             =============      =============

  Per share amounts:
  Earnings from continuing operations        $        .13       $       (.10)
  Earnings from discontinued operations                                  .01
                                             -------------      -------------
         Earnings per share                  $        .13       $       (.09)
                                             =============      =============

Fully diluted Earnings Per Share:
  Average shares outstanding                   15,598,784
  Net effect of dilutive stock
         options-based on the treasury
         stock method using average
         market price                              14,095
   Assumed conversion of 6%
         convertible bonds                      1,955,417
   Assumed conversion of 7%
         convertible bonds                      4,866,126
   Assumed conversion of 6 3/8%
         convertible bonds                      3,880,481
                                             -------------
                                               26,314,903
                                             =============

  Net income                                 $  2,038,998
  Add 6% convertible bond
         interest net of federal
         income tax effect                        514,083
  Add 7% convertible bond
         interest net of federal
         income tax effect                        911,310
  Add 6 3/8% convertible bond
         interest net of federal
         income tax effect                      1,104,075
    Less adjustment for capitalized
         interest                              (1,395,407)
                                             -------------
  Income from continuing operations             3,173,059
    Income from discontinued operations
                                             -------------
  Net income                                  $ 3,173,059
                                             =============

  Per share amounts:
  Earnings from continuing operations        $        .12
  Earnings from discontinued operations               .00
                                             -------------
           Earnings per share                $        .12
                                             =============